Applebee's International, Inc.
                       President of International Division
                                3-Year Bonus Plan


     Upon joining the Company in 2004, Rohan St. George was provided a bonus opportunity on the following terms:

     1.   Total bonus potential - $390,000.

     2. Earned at conclusion of 2007 fiscal year, paid in March 2008 with other corporate bonus payouts.

     3. 70% ($273,000) based on achievement of base business model profit performance ($0 for unacceptable; 25% or $68,000 for standard; 50% or $136,000 for budget; and 100% for superior performance).

     4. 30% ($117,000) paid one-half for achievement of quantitative and one-half for achievement of qualitative measures for China Entry Strategy (ranging from $0 for unacceptable to 100% for superior performance).